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                               EXHIBIT 99




FROM:       TRANS WORLD ENTERTAINMENT CORPORATION
            38 Corporate Circle
            Albany, NY 12203

            MWW/Strategic Communications, Inc.
            Public Relations - Tel. (201) 507-9500
            Contact:  Michael W. Kempner / Michael T. Lennon


                                                FOR IMMEDIATE RELEASE
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TRANS WORLD ENTERTAINMENT CORPORATION ANNOUNCES PLANS TO STREAMLINE
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OPERATIONS
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Leading Music/Video Retailer to Close Underperforming Stores and Restructure
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Debt; Will Focus on Strong Markets and Larger Stores
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      ALBANY, NY, February 2, 1995 -- Trans World Entertainment Corporation
(NASDAQ:TWMC) today announced that it will close 129 underperforming stores and will relocate 14 others to streamline operations and increase profitability. After the store closings, Trans World Entertainment will continue to be a nationwide retailer with over 570 music and video locations and significantly improved inventory management and merchandising programs.

      Robert J. Higgins, Chairman and Chief Executive Officer said, "The majority of our stores are profitable, and we anticipate that they will continue to be solid performers. However, to remain strong and build for the future, we are undertaking a series of initiatives to ensure our continued market leadership, including closing unprofitable stores. We expect these actions to improve our profitability and cash flow. The planned store closings are location-specific and Trans World Entertainment will not exit any of the geographic markets it currently serves."

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      In recent months, the Company has made several strategic moves to improve profitability. The Company has developed a strong merchandising team, including the recent addition of Senior Vice President John Whitehead. Since arriving in October, Whitehead has already begun to modify the Company's product mix and merchandising strategies to improve revenues and profit margins.

      In addition, the new merchandise replenishment system functioned well during the 1994 holiday season, helping to generate increased comparable store sales.

      As part of its future plans, the Company intends to expand the square footage of many of its successful stores to accommodate consumers' preference for one-stop audio and video entertainment shopping.

      The Company will work to minimize the impact of the store closings on its employees. "Because our employees have been such an important part of our growth, we will work to place as many of our associates as possible in other stores within the Company," Higgins said.

      As a result of the store closings, the Company will take a pre-tax charge of approximately $21 million in the fourth quarter of the fiscal year ending January 28, 1995. Approximately $11.5 million of the store closing charge is the non-cash write off of the related store assets. After these charges, the Company's shareholders' equity will be approximately $120 million.

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      The Company currently forecasts net income for the fourth quarter of fiscal 1994, before the impact of the store closing charge, of $1.35 to $1.45 per share, compared to $1.41 per share for the comparable period of 1993.
The $21 million store closing charge, after income taxes, will reduce the fourth quarter profit by approximately $12.5 million, or $1.30 per share.
For the full year, the store closing charge will cause the Company to record a net loss ranging between $.65 to $.75 per share. 1994 cash flow, as measured by earnings before interest, taxes, depreciation and amortization ("EBITDA"), remained strong at approximately $37 million, the same level of EBITDA for fiscal 1993.

      Operating losses from the underperforming stores being closed had an estimated negative impact on 1994 earnings of approximately $.35 per share. The Company expects to realize significant benefits from the elimination of the operating losses associated with these stores as scheduled closings are completed throughout 1995 and 1996. Working capital generated from the store closings will be redeployed into the Company's other operations.

      As a result of the store closing charge and recent operating results, the Company is in default of two covenant tests contained in its senior credit facilities as of January 28, 1995, its fiscal year end. The debt facilities include the aggregate principal amount of $75,000,000 outstanding under its revolving credit facilities and $65,000,000 in senior unsecured notes. The Company has obtained temporary waivers from all its senior lenders, effective through March 31, 1995. In obtaining the waivers, the Company agreed to an increase in the applicable interest rates.

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      The Company is working with the lenders in its bank and noteholder groups to restructure the applicable credit facilities, to take into account recent and forecasted operating results and the planned closing of underperforming stores. There can be no assurance that an agreement will be reached with the Company's senior lenders. Any restructuring of the agreements would likely result in higher interest rates and additional covenant restrictions.

      Trans World Entertainment Corporation is one of the nation's largest specialty retailers of prerecorded music and video products, operating under several names, including Record Town, Music World, Tape World, For Your Entertainment, Saturday Matinee and Coconuts Music & Movies.